Exhibit 10.23

VERIFYME, INC.

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) is made and entered into as of [__________], 20[__] (the “Date of Grant”), by and between VerifyMe, Inc. (the “Company”) and ___________________, a non-employee director of the Company (the “Participant”). Capitalized terms not defined in this Award Agreement shall have the respective meanings given such terms by the VerifyMe, Inc. 2020 Equity Incentive Plan (the “Plan”).

1.       Award. The Company hereby grants to the Participant an Award (the “Award”) of [__________] Restricted Stock Units (the “RSUs”) subject to the provisions of the Plan and to the terms and conditions of this Award Agreement.

2.       Vesting and Payment. Subject to the provisions of the Plan and this Award Agreement, the RSUs shall vest on [__________] (the “Vesting Date”) if the Participant remains in continued service to the Company through such date; provided, however, in the event of the death or Disability of the Participant on or before the Vesting Date, the RSUs shall immediately vest in full. Each vested RSU represents the right to receive one share of Common Stock, which will be issued to the Participant as soon as practicable following the Participants separation from service with the Company (within the meaning of Section 409A), but no later than 90 days thereafter.

3.       Stockholder Rights. The Participant shall not be entitled, prior to the conversion of the RSUs into the right to receive shares of Common Stock and the issuance of such shares to the Participant, to any rights as a stockholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares.

4.       Miscellaneous.

(a)       Compliance with Laws. If the Company, in its sole discretion, determines that the listing upon any securities exchange or registration or qualification under any federal, state or local law or any foreign law of any shares to be issued pursuant to an Award is necessary or desirable, issuance of such shares shall not be made until such listing, registration or qualification shall have been completed.

(b)       Incorporation of Plan. The RSUs are subject to the Plan and any interpretations by the Board of the Committee under the Plan, which are hereby incorporated into this Award Agreement by reference and made a part hereof. By the execution of this Award Agreement, the Participant acknowledges that the Plan document and the Plan prospectus, as in effect on the date of this Agreement, have been made available to the Participant for review.

(c)       Administration, Interpretation, Etc. Any action taken or decision made by the Company, the Board or the Committee arising out of or in connection with the construction, administration, interpretation or effect of any provision of the Plan or this Award Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant. By receipt of the RSUs or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan or this Award Agreement by the Company, the Board or the Committee.

(d)       Entire Agreement. This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein and constitutes the only agreement between the parties hereto with respect to the matters contained herein.

(e)       Notices. Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

(f)       Choice of Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed by the substantive laws, but not the choice of law rules, of the State of Nevada without regard to choice of law considerations.

5.       Section 409A. The RSUs are intended to comply with Section 409A and this Award Agreement shall be interpreted and administered consistent with such intention. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding Section 2, if at the time of the Participant’s separation from service, the Participant is a “specified employee” for purposes of Section 409A, and the payment of the RSUs as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the day immediately following the date that is six months following the Participants separation from service with the Company.

6.       Counterparts; Participant Acknowledgement. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. By the execution of this Award Agreement, the Participant signifies that the Participant has fully read, completely understands, and voluntarily agrees with this Award Agreement and knowingly and voluntarily accepts all of its terms and conditions.

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IN WITNESS WHEREOF, the Company and the Participant have executed this Award Agreement as of the Date of Grant set forth above.

VERIFYME, INC.

By:
Name:	Patrick White
Title:	Chief Executive Officer

PARTICIPANT

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